Exhibit 99

For more information:

Kenneth Kracmer	David Rockvam
Entrust, Inc.	Investor Relations
(972) 713-5922	(972) 713-5824
kenneth.kracmer@entrust.com	david.rockvam@entrust.com

ENTRUST WINS DISMISSAL OF CLASS ACTION LAWSUIT

Dallas, Oct. 1, 2002 – Entrust, Inc. [Nasdaq: ENTU], a leading global provider of enhanced Internet security solutions and services, today announced that Entrust has won dismissal of a class action lawsuit against the Company. The lawsuit, which was filed in July 2000, alleged that the Company had made misrepresentations about its prospects from October 1999 through July 2000, in violation of the federal securities laws. Judge T. John Ward of the United States District Court for the Eastern District of Texas in Marshall, Texas, issued an order on September 30, 2002 dismissing the case.

In the order of dismissal, Judge Ward found that the plaintiffs had not, with sufficient specificity, presented any facts indicating that Entrust had made misrepresentations about its prospects. Judge Ward stated, “The plaintiffs have pleaded no specific facts that indicate at the time the alleged revenue forecasts were made, the defendants had actual knowledge of contradictory facts. The SAC [Second Amended Complaint] therefore does not state a claim for securities fraud…” Judge Ward went on to find that the Private Securities Litigation Reform Act required dismissal of the case.

Bill Conner, Entrust’s president and chief executive officer, stated, ”We are very pleased with this decision. The charges against the Company had no basis. We are glad the court decided to throw out the case now, rather than letting it continue to a trial that would have required further time and expense.”

The court dismissed the case with prejudice; however, the order is subject to the possibility of an appeal.

About Entrust

Entrust, Inc. (Nasdaq: ENTU) is a leading global provider of Internet security solutions and services that make it safer to do business and complete transactions over the Internet. Entrust has the industry’s broadest set of identification, entitlements, verification, privacy and security management capabilities. More than 1,500 major corporations, service providers, financial institutions and government agencies in more than 40 countries use the privacy, security and trust provided through Entrust’s portfolio of award-winning technologies. For more information, please visit www.entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Technologies Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.